EXHIBIT 4.415
THE BANK OF NEW YORK MELLON
AS COLLATERAL AGENT
AND
SIG COMBIBLOC HOLDING GMBH

AS PLEDGOR
CONFIRMATION AGREEMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS CONFIRMATION AGREEMENT is made on 2 March 2011
BETWEEN:
(1)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the benefit of the Secured Parties (as defined below), together with its successors and permitted assigns in such capacity (the “Collateral Agent”); and
(2)	SIG COMBIBLOC HOLDING GMBH, a company incorporated under German law with registered office at Rurstraβe 58, 52441 Linnich, Germany and registered with the Commercial Register of the Local Court Düren under number HRB 5751 as pledgor (the “Pledgor”).
WHEREAS:
(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated 5 November 2009 and entered into between Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010 and 30 September 2010 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) were made available to the Borrowers (as defined below).

(B)	Pursuant to an indenture (the “2009 Senior Secured Notes Indenture”) dated 5 November 2009 and entered into between the 2009 Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the 2009 Issuers.

(C)	On 5 November 2009, the Collateral Agent, The Bank of New York Mellon as trustee under the 2009 Senior Secured Notes Indenture, Credit Suisse AG as administrative agent under the Credit Agreement, and the Loan Parties (as defined below) as at that date and certain other parties, entered into an intercreditor agreement (the “First Lien Intercreditor Agreement”) amended by an amendment dated 21 January 2010 and as further amended, novated, supplemented, restated or modified from time to time.

(D)	Pursuant to an indenture (the “2010 Senior Secured Notes Indenture”) dated 15 October 2010 and entered into between the 2010 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the 2010 Issuers.

(E)	Pursuant to an indenture (the “February 2011 Senior Secured Notes Indenture”) dated 1 February 2011 and entered into between the February 2011 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the February 2011 Issuers.

(F)	On 9 February 2011, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, together with certain other parties entered into an amendment N°4 and incremental term loan assumption agreement (the “Amendment and Incremental Assumption Agreement”) which amended and restated the Credit Agreement.

(G)	On or about the date hereof, the Pledgor and each of the Reaffirming Parties therein, Credit Suisse AG as administrative agent and The Bank of New York Mellon, as trustee and collateral agent and Wilmington Trust (London) Limited, as collateral agent, have entered into a reaffirmation agreement (the “Reaffirmation Agreement”) pursuant to which each Reaffirming Party confirmed its respective guarantee under the Loan Documents (as defined in the Credit Agreement) and each Reaffirming Party therein reaffirmed the Security Documents (as defined therein) to which they are a party.

(H)	As a post-closing condition to the amendment and restatement of the Credit Agreement, pursuant to the Amendment and Incremental Assumption Agreement, the Pledgor has agreed to confirm the security interest granted under the Share Pledge Agreement (as defined below).

(I)	The Obligations in respect of the February 2011 Senior Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) have been designated as “Additional Obligations” under, and in accordance with, section 5.02 (c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the First Lien Intercreditor Agreement and/or the Share Pledge Agreement shall bear the same meaning herein, unless expressly provided to the contrary.

1.2	In this Agreement:

“2009 Issuers” shall mean the “Issuers” under and as defined in the 2009 Senior Secured Notes Indenture, including their successors in interest.

“2010 Issuers” shall mean the “Issuers” under and as defined in the 2010 Senior Secured Notes Indenture, including their successors in interest.

“Borrowers” shall mean the “Borrowers” under, and as defined in, the Credit Agreement as amended and restated by the Amendment and Incremental Assumption Agreement, from time to time.

“Evergreen” means Evergreen Packaging (Luxembourg) S.àr.l., a société à responsabilité limitée incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann, L — 5365 Munsbach, Grand-Duchy of Luxembourg, registered with the register of commerce and companies of Luxembourg under number B152.662 and having a share capital of EUR 12,500.-.

“February 2011 Issuers” shall mean the “Issuers” under and as defined in the February 2011 Senior Secured Notes Indenture, including their successors in interest.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Obligations” shall mean the “Secured Obligations” under, and as defined in, the Share Pledge Agreement.

“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Share Pledge Agreement” means the Luxembourg law share pledge agreement dated 4 May 2010 and entered into between SIG Combibloc Holding GmbH as pledgor and the Collateral Agent in the presence of Evergreen, such pledge to be granted over the shares held by the pledgor in the share capital of Evergreen.
1.3	This Confirmation Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Confirmation Agreement.

1.4	The Parties agree that this Confirmation Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights , duties, privileges, protections and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.

2.	CONFIRMATION

The Pledgor hereby, for the benefit of the Collateral Agent acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement for the benefit of the Secured Parties, expressly (a) confirms its pledge and grant of security interest in the Share Pledge Agreement and (b) agrees and confirms that the Share Pledge Agreement and the security interest created thereunder shall (i) remain in full force and effect in accordance with their terms subject to any applicable Legal Reservation, (ii) continue to secure the Secured Obligations as they shall be in existence following the amendment and restatement of the Credit Agreement by the Amendment and Incremental Assumption Agreement and the Secured Notes Designation and (iii) extend, subject to the limitations (if any) contained in the Share Pledge Agreement, to any obligations assumed by any Loan Party as defined in and under the Amendment and Incremental Assumption Agreement and to the obligations that are “Additional Obligations” as a result of the Secured Notes Designation, without any further actions.
3.	COST

All the Collateral Agent’s costs and expenses, shall be reimbursed in accordance with the provisions of Section 9.05 (Expenses, Indemnity) of the Credit Agreement, as amended and restated by the Amendment and Incremental Assumption Agreement and from time to time.

4.	PARTIAL INVALIDITY

If any provision of this Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect. The Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

5.	LAW AND JURISDICTION

This Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Agreement has been duly executed by the parties in five copies.

SIGNATURE PAGE — LUXEMBOURG CONFIRMATION AGREEMENT (SIG
COMBIBLOC HOLDING GMBH)
The Collateral Agent
THE BANK OF NEW YORK MELLON

/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Vice President

The Pledgor
SIG COMBIBLOC HOLDING GMBH

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorised Signatory